Exhibit 99.1

Media Contact:

Leslie Moore

TIBCO Software Inc.

(650) 846-5025

lmoore@tibco.com

TIBCO Software Names R. Todd Bradley as President

Palo Alto, Calif., June 19, 2014 - TIBCO Software Inc. (NASDAQ: TIBX) today announced that Todd Bradley has joined the company as president, reporting to Vivek Ranadivé, TIBCO founder, chairman and chief executive officer. Bradley joins TIBCO from Hewlett-Packard where he served in various capacities from 2005-2014, including executive vice president of the largest operating unit, the Printing and Personal Systems Group, a $60 billion annual business. While at HP, Bradley oversaw accelerated revenue growth and improved profitability through disciplined execution, a renewed focus on targeted expansion and a commitment to delivering the best customer experience. In his role as president of TIBCO, Bradley will have global responsibility for the customer-facing functions of sales, marketing and professional services, with a focus on creating and increasing value for the company.

“Todd is a titan of the tech industry, having operated at a scale very few have experienced,” said Vivek Ranadivé, founder, chairman and chief executive officer, TIBCO. “I am excited to have Todd join the team and help me continue to build one of the great software companies of the 21st century.”

“As a TIBCO customer, I am delighted to see Todd join the company and help execute on Vivek’s vision for Big Data in the enterprise,” said Paul Jacobs, executive chairman, Qualcomm. “I’ve known Todd for many years and he is a strong leader.”

Bradley has a 25-year management career, having held senior roles at GE Capital Corp., The Dun & Bradstreet Corp., Gateway Corp., FedEx Corp and palmOne. Prior to joining HP, he was the CEO of palmOne, where he led a successful turnaround of the company and established a new category of mobile devices for the industry.

“Todd is a great addition to the TIBCO team,” said Steve Luczo, chairman, president and chief executive officer, Seagate. “Knowing both Vivek and Todd, and being a longtime TIBCO customer, this is a great combination of technology, vision and skill.”

“I am joining TIBCO because I believe in the enormous role TIBCO will play as a leader in Big Data and because of Vivek Ranadivé,” said Bradley. “Vivek is one of the great pioneers of the technology industry, seeing the Big Data opportunity a decade before the term ‘Big Data’ existed. I believe TIBCO is one of the largest opportunities in technology. I am honored to help him fulfill his vision and create value for shareholders, customers and employees. ”

About TIBCO

TIBCO Software Inc. (NASDAQ: TIBX) is a global leader in infrastructure and business intelligence software. Whether it’s optimizing inventory, cross-selling products, or averting crisis before it happens, TIBCO uniquely delivers the Two-Second Advantage® — the ability to capture the right information at the right time and act on it preemptively for a competitive advantage. With a broad mix of innovative products and services, TIBCO is the strategic technology partner trusted by businesses around the world. Learn more about TIBCO at www.tibco.com.

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TIBCO, Two-Second Advantage, and TIBCO Software are trademarks or registered trademarks of TIBCO Software Inc. or its subsidiaries in the United States and/or other countries. Other product and company names and marks mentioned in this document are the property of their respective owners and are mentioned for identification purposes only.